Exhibit 10.2
TERMINATION OF
EMPLOYEE DEATH BENEFIT AGREEMENT
     THIS TERMINATION OF EMPLOYEE DEATH BENEFIT AGREEMENT (the “Termination”) is made this         day of                     , 2006, by and between                                                                  (the “Employee”), and THE TIMKEN COMPANY (“Timken”), an Ohio corporation having its principal offices at Canton, Ohio.
RECITALS
     A. The Employee and Timken entered into an Employee Death Benefit Agreement dated                                                , 2004 (the “Death Benefit Agreement”), pursuant to which Timken promised to provide death benefits to the Employee’s beneficiary in certain circumstances.
     B. Timken has determined that it is preferable to provide death benefit protection to the Employee’s beneficiary through the procurement of an individual term life insurance policy (the “Policy”) to be owned by the Employee, the premiums for which will be paid by Timken.
     C. In consideration of Timken’s procurement of and agreement to pay the premiums on the Policy, the Employee is willing to terminate the Death Benefit Agreement.
     NOW, THEREFORE, the parties covenant and agree as follows, effective as of                            , 2006 (the “Effective Date”):
     1. Effective as of the Effective Date, Timken shall procure a term life insurance policy providing life insurance coverage on the life of the Employee in the amount of twice the Employee’s annual salary in effect as of December 31, 2003, determined by Timken to be $                               . The Employee shall be the owner of the Policy and, except for Timken’s obligations in Section 2, the Employee shall have all incidents of ownership of the Policy, except that the Employee shall not have the right to transfer any rights under the Policy.
     2. Timken shall take all actions necessary to keep the Policy in force, including payment of all premiums, until the Employee attains age 70, provided however, Timken’s obligation under this Paragraph 2 shall earlier terminate upon the Employee’s voluntary or involuntary termination of active employment as an officer of Timken other than if the termination is as a result of (a) the Employee’s retirement under The 1984 Retirement Plan for Salaried Employees of The Timken Company, or any successor plan, or (b) an involuntary termination of employment subsequent to a Change of Control, as defined in the Severance Agreement entered into by the Employee and Timken, or any successor thereto.
     3. In consideration of Timken’s commitments hereunder, the Employee, for himself and his dependents, successors, assigns, heirs, executors and administrators (and his and their legal representatives of every kind), and Timken hereby agree that, effective as of the Effective Date, the Death Benefit Agreement shall terminate and have no further force and effect.
     4. This Termination shall be binding upon and shall inure to the benefit of Timken and the Employee and their respective successors and assigns.
     5. The rights of the Employee and his or her beneficiary or beneficiaries under the Policy shall be governed by the terms and conditions of the Policy, and Timken shall have no obligation with respect to the Policy other than as set forth herein.
     6. This Termination may not be amended, altered or modified, except by a written instrument signed by the parties hereto.
     7. This Termination shall be subject to and construed under the laws of the State of Ohio.
     IN WITNESS WHEREOF, the parties hereto have executed this Termination of Employee Death Benefit Agreement on this                      day of                                             , 2006.

THE TIMKEN COMPANY
By:
Employee		William R. Burkhart
Its: Senior Vice President & General Counsel

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